UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2012

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2012, Albany Molecular Research, Inc. (the “Company”) issued a press release (the “Press Release”) announcing that Mr. Michael Nolan has been appointed by the Board of Directors as the Vice President, Chief Financial Officer and Treasurer of the Company, such appointment to be effective on September 17, 2012.  Mr. Nolan will enter into an Employment Agreement with the Company effective September 17, 2012 (the “Employment Agreement”).

Mr. Nolan, 46, was most recently Vice President Finance, Financial Planning and Analysis at the Delaware North Companies, headquartered in Buffalo, New York. Prior to that, Mr. Nolan spent three years, from 2009 through 2012, at Thermo Fisher Scientific, Inc. in the role of Vice President, Finance, Analytical Instruments Group where he was responsible for the global financial operations of a portfolio with revenue of $3 billion operating across 3 divisions with 15 business units, 41 plant sites and 9,700 employees. Prior to Thermo Fisher Scientific, from 2004 through 2009, Mr. Nolan held positions of increasing responsibility at ALCAN, which was later acquired by Rio Tinto plc. Most recently, while at Rio Tinto plc, Mr. Nolan was accountable for leading the integration of 13 global ALCAN and Rio Tinto plc functions, including legal, company secretarial, business development and all finance functions including both the corporate and business teams. Mr. Nolan began his career in 1989 at E.I. du Pont de Nemours Company and received his MBA from The University of Windsor and a B.A. in Economics from The University of Western Ontario.

Mr. Nolan will report to the Chairman, President and Chief Executive Officer of AMRI. Mr. Nolan will receive a base salary of $370,000 per year and is eligible for a cash bonus of up to 67.5% of his base salary, which would be paid with respect to any fiscal year based on the performance of the Company to established objectives, along with the achievement of personal goals set for Mr. Nolan. In addition, Mr. Nolan will be paid a signing bonus of approximately $31,000 at the time of employment and will be eligible for the Company’s standard relocation package for senior executive officers. In the event that Mr. Nolan terminates his employment with AMRI within 24 months he will be required to repay the signing bonus and any relocation fees actually incurred. Effective on the date of employment Mr. Nolan will be granted non-qualified stock options to purchase 100,000 shares of the Company’s common stock and 50,000 shares of restricted stock. The stock options will be granted at the fair market value on the date of grant and the shares of restricted stock and the stock options will vest 25% per year on each anniversary of the date of grant. The Employment Agreement is expected to contain terms and conditions regarding restrictive covenants; termination; change of control; and other matters similar to those found in the employment agreements currently in place between the Company and its other senior executive officers.

The Press Release also announced that Mr. Mark T. Frost, the Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer of the Company, will be terminating employment with the Company on September 14, 2012.  Mr. Frost has entered into a Separation Agreement with the Company effective September 10, 2012 (the “Separation Agreement”), which provides that Mr. Frost’s last day of employment with the Company will be September 14, 2012 (the “Termination Date”).

The Separation Agreement provides for the payment of certain severance benefits to Mr. Frost following the Termination Date and the continuation of certain obligations under the terms of the Amended and Restated Employment Agreement between the Company and Mr. Frost dated as of April 5, 2012.  The severance benefits include the following: (a) base salary and health and dental benefit continuation through December 31, 2013; (b) certain bonus payments related to the Company’s fiscal 2012 year, which will be payable only after the completion of the fiscal year and a portion of which is dependent on the Company meeting its performance goals for such fiscal year, (c) payment of certain outplacement expenses and (d) vesting of certain outstanding restricted stock awards held by Mr. Frost immediately prior to the Termination Date that vest over time and have not vested.  Mr. Frost will receive his regular rate of salary through the Termination Date.  In addition, the Separation Agreement includes a mutual general release of claims between Mr. Frost and the Company arising out of or related to Mr. Frost’s employment with the Company.

The description of the Separation Agreement and the Employment Agreement contained herein do not purport to be complete and are qualified in the entirety by reference to the complete text of the Separation Agreement and the Employment Agreement.

A copy of the press release announcing these events is attached hereto as Exhibit 99.1 and is furnished herewith.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2012	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release dated September 12, 2012.